NACCO Industries, Inc.

2015 Annual Report

Strategic Update

NACCO Industries, Inc. at a Glance

Principal Businesses	2015 Financial Results	Market Positions
North American Coal ("NACoal") *Headquarters: Dallas, Texas* North American Coal mines coal primarily for use in power generation and provides selected value-added mining services for other natural resources companies.	**NACoal:** Revenues: $148.0 million Operating profit: $0.5 million Net income: $5.6 million Adjusted income:(1) $27.3 million Equity: $108.4 million Return on Equity:(1) 5.2% Return on Capital Employed:(1) 3.6%	**NACoal:** North American Coal is among the ten largest coal producers in the United States. Coal is delivered from developed mines in North Dakota, Texas, Mississippi, and Louisiana to adjacent or nearby power plants or coal processing facilities.
Hamilton Beach Brands ("HBB") *Headquarters: Richmond, Virginia* HBB is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. HBB has a broad portfolio of some of the most recognized and respected brands in the small electric appliance industry, including Hamilton Beach®, Proctor Silex®, Hamilton Beach® Commercial and Weston®. HBB also sells products under licensed brands such as Jamba® and Wolf Gourmet®.	**HBB:** Revenues: $621.0 million Operating profit: $34.8 million Net income: $19.7 million Equity: $51.4 million Return on Equity:(1) 38.3% Return on Capital Employed:(1) 19.1%	**HBB:** HBB is a leading company in retail and commercial small appliances, with strong share positions in many of the categories in which it competes. HBB products are primarily distributed through mass merchants, national department stores, wholesale distributors, other retail sales outlets and the Internet.
Kitchen Collection *Headquarters: Chillicothe, Ohio* Kitchen Collection is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States.	**Kitchen Collection:** Revenues: $151.0 million Operating profit: $0.2 million Net loss: $0.4 million Equity: $31.8 million Return on Equity:(1) (1.4%) Return on Capital Employed:(1) (1.3%)	**Kitchen Collection:** Kitchen Collection is a leading specialty retailer of kitchen and related products in outlet and traditional malls with 229 stores throughout the United States at December 31, 2015.

(1) This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") appear on page 14.

NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail.

Competitive Advantages	Financial Objectives	Strategic Initiatives
NACoal: • Coal mines provide steady income and cash flow before financing activities • Coal sales contracts are structured to eliminate exposure to market fluctuations of coal prices • 2.0 billion tons of lignite coal reserves, of which approximately 1.1 billion tons are committed to current customers • Outstanding operational and technological mining skills • Highly efficient heavy equipment utilization • Excellent record of environmental responsibility and employee safety	**NACoal:** Earn a minimum return on capital employed of 13 percent, maintain or increase the profitability of all existing mining operations and achieve income growth from development of new mining and services ventures	**NACoal:** • Using a disciplined approach and utilizing NACoal's core cost-plus business model, pursue: – Additional opportunities to serve as a contract miner in new or existing coal mining operations – Opportunities in non-coal mining operations, such as aggregates or other minerals – Opportunities to expand value-added services
HBB: • Strong heritage brands with leading market shares • Strong relationships with leading retailers • Highly professional and experienced management team • Successful track record of product line expansion and new product innovation • Industry-leading working capital management	**HBB:** Achieve $750 million in sales and a minimum operating profit margin target of 10 percent	**HBB:** • Enhance placements in the North American consumer business • Achieve a leadership position in internet sales by providing best-in-class retailer support and increased consumer content and engagement • Enhance placements in the "only-the-best" market with strong brands and broad product lines • Expand internationally in emerging Asian and Latin American markets • Achieve further penetration of the global commercial market through an enhanced global product line
Kitchen Collection: • Highly analytical merchandising skills and disciplined operating controls • Strong core Kitchen Collection® store portfolio in outlet malls	**Kitchen Collection:** Achieve a minimum operating profit margin target of 5 percent	**Kitchen Collection:** • Focus on comparable store sales growth – Enhance sales volume and profitability through refinement of store formats and specific product offerings to improve sales closure rates – Maintain inventory efficiency and store inventory controls – Increase sales of higher-margin products • Selectively open new Kitchen Collection® stores in strong outlet malls in well-positioned locations

Selected Financial and Operating Data

NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31				
	2015	2014[1]	2013	2012[2]	2011[2][3]
	(In thousands, except per share data)				
Operating Statement Data:					
Revenues	**$915,860**	$896,782	$932,666	$873,364	$ 790,455
Operating profit (loss)	**$ 31,827**	$ (66,309)	$ 61,336	$ 67,642	$ 64,074
Income (loss) from continuing operations	**$ 21,984**	$ (38,118)	$ 44,450	$ 42,163	$ 79,470
Discontinued operations, net-of-tax[2]	**-**	-	-	66,535	82,601
Net income (loss)	**$ 21,984**	$ (38,118)	$ 44,450	$108,698	$ 162,071
Basic Earnings (Loss) per Share:					
Income (loss) from continuing operations	**$ 3.14**	$ (5.02)	$ 5.48	$ 5.04	$ 9.49
Discontinued operations, net-of-tax[2]	**-**	-	-	7.93	9.85
Basic earnings (loss) per share	**$ 3.14**	$ (5.02)	$ 5.48	$ 12.97	$ 19.34
Diluted Earnings (Loss) per Share:					
Income (loss) from continuing operations	**$ 3.13**	$ (5.02)	$ 5.47	$ 5.02	$ 9.46
Discontinued operations, net-of-tax[2]	**-**	-	-	7.90	9.82
Diluted earnings (loss) per share	**$ 3.13**	$ (5.02)	$ 5.47	$ 12.92	$ 19.28
Per Share and Share Data:					
Cash dividends[4]	**$ 1.0450**	$ 1.0225	$ 1.0000	$ 5.3775	$ 2.1200
Market value at December 31	**$ 42.20**	$ 59.36	$ 62.19	$ 60.69	$ 89.22
Stockholders' equity at December 31	**$ 29.42**	$ 29.23	$ 37.83	$ 33.68	$ 68.81
Actual shares outstanding at December 31	**6.837**	7.236	7.872	8.353	8.374
Basic weighted average shares outstanding	**7.001**	7.590	8.105	8.384	8.383
Diluted weighted average shares outstanding	**7.022**	7.590	8.124	8.414	8.408
Balance Sheet Data at December 31:					
Cash[2]	**$ 52,499**	$ 61,135	$ 95,390	$139,855	$ 153,784
Total assets[2]	**$655,408**	$770,520	$809,956	$776,306	$1,808,834
Long-term debt[2]	**$160,113**	$191,431	$152,431	$135,448	$ 74,471
Stockholders' equity	**$201,138**	$211,474	$297,780	$281,331	$ 576,210

(1) During the fourth quarter of 2014, NACoal determined that indicators of impairment existed at its Centennial mining operations and as a result reviewed the Centennial long-lived assets for impairment. NACoal recorded a non-cash, asset impairment charge of $105.1 million pre-tax for Centennial's long-lived asset group.

(2) During 2012, NACCO spun off Hyster-Yale, a former subsidiary. The results of operations of Hyster-Yale for all periods shown have been reclassified to reflect Hyster-Yale's operating results as discontinued operations.

(3) In 2006, NACCO initiated litigation in the Delaware Chancery Court against Applica Incorporated ("Applica") and individuals and entities affiliated with Applica's shareholder, Harbinger Capital Partners Master Fund, Ltd. The litigation alleged a number of contract and tort claims against the defendants related to the failed transaction with Applica, which had been previously announced. On February 14, 2011, the parties to this litigation entered into a settlement agreement. The settlement agreement provided for, among other things, the payment of $60 million to NACCO and dismissal of the lawsuit with prejudice. The payment was received in February 2011. Litigation cost related to this matter was $2.8 million in 2011.

(4) Cash dividends in 2012 include a one-time special cash dividend of $3.50 per share. The $0.25 dividend paid in the fourth quarter of 2012 was the first regular quarterly dividend following the spin-off of Hyster-Yale.

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") appear on page 3 and page 14. For certain pre-tax disclosures included in the "Discussion of 2015 Results" on page 4, the resulting after-tax amount and the related income tax amount have been included and reconciled on page 14. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.

	Year Ended December 31				
	2015	2014[1]	2013	2012[2]	2011[2][3]
	(In thousands, except employee data)				
Cash Flow Data:					
Operating Activities					
North American Coal Corporation	**$ 95,925**	$ (6,082)	$ 29,525	$ 50,158	$ 31,645
Hamilton Beach Brands	**13,941**	18,581	40,754	27,390	24,229
Kitchen Collection	**12,548**	7,097	(10,071)	3,754	5,026
NACCO and Other	**(14,412)**	203	(7,143)	(6,967)	39,697
Provided by operating activities from continuing operations	**$ 108,002**	$ 19,799	$ 53,065	$ 74,335	$ 100,597
Investing Activities					
North American Coal Corporation	**$ (1,512)**	$ (44,143)	$ (56,185)	$ (56,320)	$ (10,755)
Hamilton Beach Brands	**(4,775)**	(29,516)	(2,278)	(3,215)	(3,705)
Kitchen Collection	**(1,768)**	(792)	(2,113)	(3,852)	(2,292)
NACCO and Other	**(236)**	(483)	(158)	(381)	(33)
Used for investing activities from continuing operations	**$ (8,291)**	$ (74,934)	$ (60,734)	$ (63,768)	$ (16,785)
Cash Flow before Financing Activities[5]					
North American Coal Corporation	**$ 94,413**	$ (50,225)	$ (26,660)	$ (6,162)	$ 20,890
Hamilton Beach Brands	**9,166**	(10,935)	38,476	24,175	20,524
Kitchen Collection	**10,780**	6,305	(12,184)	(98)	2,734
NACCO and Other	**(14,648)**	(280)	(7,301)	(7,348)	39,664
Consolidated Cash Flow before Financing Activities from continuing operations[5]	**$ 99,711**	$ (55,135)	$ (7,669)	$ 10,567	$ 83,812
Provided by (used for) financing activities from continuing operations	**$(108,301)**	$ 20,979	$ (36,776)	$ (24,520)	$ (22,446)
Other Data:					
Adjusted EBITDA[6]	**$ 54,929**	$ 63,351	$ 88,815	$ 81,946	$ 79,875
Total employees at December 31[7]	**3,600**	4,000	4,100	4,300	4,000

(5) Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.

(6) Adjusted EBITDA is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of our operating performance. NACCO defines Adjusted EBITDA as income before discontinued operations, Applica settlement and litigation charges, long-lived asset and goodwill impairment charges and income taxes plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(7) Includes employees of Weston Brands starting in 2014, Centennial from 2012 to 2014 and the unconsolidated mines for all years presented. Excludes employees of Hyster-Yale for all years presented.

	Year Ended December 31				
	2015	2014[1]	2013	2012[2]	2011[2][3]
	(In thousands)				
Calculation of Adjusted EBITDA[6]					
Net income (loss)	**$ 21,984**	$ (38,118)	$ 44,450	$ 108,698	$ 162,071
Discontinued operations, net of tax	**-**	-	-	(66,535)	(82,601)
Applica settlement and litigation costs	**-**	-	-	-	(57,146)
Centennial long-lived asset impairment charge	**-**	105,119	-	-	-
Centennial goodwill impairment charge	**-**	-	3,973	-	-
Income tax provision (benefit)	**2,815**	(38,455)	11,270	15,865	32,751
Interest expense	**6,924**	7,566	4,775	6,088	8,789
Interest income	**(474)**	(831)	(225)	(162)	(290)
Depreciation, depletion and amortization expense	**23,680**	28,070	24,572	17,992	16,301
Adjusted EBITDA[6]	**$ 54,929**	$ 63,351	$ 88,815	$ 81,946	$ 79,875

Discussion of 2015 Results

NACCO Industries, Inc. and its subsidiaries operate in the mining, small appliances and specialty retail industries.

North American Coal ("NACoal") performed as expected in 2015 with the exception of its Centennial Natural Resources mining operation in Alabama. Revenues at NACoal were lower in 2015 because the Centennial Natural Resources mining operation continued to be affected by decreased demand and depressed coal prices, and the Company's decision in mid-2015 to cease mining operations at Centennial. NACoal's consolidated mining operations, excluding Centennial, realized an increase in revenues mainly as a result of an increase in tons sold at its Mississippi Lignite Mining Company ("MLMC") operation. NACoal reported net income of $5.6 million compared with a net loss of $51.0 million in 2014. The decision to cease mining operations at Centennial came after incurring significant losses resulting from worsening conditions in Alabama and global coal markets and the adverse effects of regulatory changes. NACoal ceased coal production at Centennial in the fourth quarter of 2015.

Excluding Centennial, NACoal reported adjusted income of $27.3 million in 2015 compared with adjusted income of $28.0 million in 2014. "Adjusted income" refers to net income or net loss adjusted for the exclusion of Centennial, including the 2014 asset impairment charge. (For reconciliations from GAAP results to the adjusted non-GAAP results, see page 14.) Improved results at MLMC from an increase in tons sold were more than offset by a reduction in gains on sales of assets, a reduction in royalty and other income and higher selling, general and administrative expenses in 2015 compared with 2014.

Hamilton Beach Brands ("HBB") recorded increased revenues in 2015 primarily due to higher volumes and the December 2014 acquisition of Weston Brands. While HBB's revenues and gross profit improved during 2015 primarily due to an increase in sales volumes and a full year of Weston results, net income declined to $19.7 million in 2015 from $23.1 million in 2014 as unfavorable foreign currency movements negatively affected results.

Kitchen Collection made significant improvements in 2015 as a result of realigning its business around a smaller number of core Kitchen Collection® outlet stores. The realignment included closing more than 100 unprofitable stores during 2014 and 2015 in light of changing consumer trends and ongoing market weakness. Although Kitchen Collection revenues decreased substantially in 2015 from the closure of these stores, Kitchen Collection achieved a substantially lower net loss of $0.4 million in 2015 compared to a net loss of $4.6 million in 2014 as a result of a $2.8 million pre-tax charge related to the realignment and store closures recognized in 2014 as well as fewer promotional markdowns, a shift in sales mix to higher-margin products and a reduction in store expenses in 2015.

Consolidated NACCO revenues increased from $896.8 million in 2014 to $915.9 million in 2015. Consolidated net income was $22.0 million, or $3.13 per diluted share, in 2015, compared with a net loss of $38.1 million, or $5.02 per diluted share, in 2014. Consolidated adjusted income for the year ended December 31, 2015 was $43.7 million, or $6.22 per diluted share, compared with adjusted income in 2014 of $40.8 million, or $5.37 per diluted share.


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Camino Real Fuels' Eagle Pass mine in Texas began delivering coal to its customer in 2015.
A Wirtgen© surface miner is used to extract coal, ensuring specific quality parameters are met.

To Our Stockholders

Introduction

NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with an established objective of increasing long-term shareholder wealth, with a particular focus on taxable investors. The business of NACCO Industries is conducted through three separate and independently managed subsidiaries, with a small core of people performing public company activities at the corporate headquarters.

The North American Coal Corporation, headquartered in Dallas, Texas, mines coal primarily for use in power generation and provides selected value-added mining services for other natural resources companies.

Hamilton Beach Brands, Inc., headquartered in Richmond, Virginia, is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels.

The Kitchen Collection, LLC, headquartered in Chillicothe, Ohio, is a national specialty retailer of kitchenware operating under the Kitchen Collection® store name in outlet and traditional malls throughout the United States.

North American Coal

North American Coal's mines operate under contracts to supply coal to an individual customer's power plant or coal processing facility for a long period of time, often for decades. The mines and the customer facilities are in close proximity, often adjacent to one another. NACoal also provides value-added services, such as operating and maintaining draglines for limerock producers, and operating and maintaining a coal processing system for a customer's power plant.

Unconsolidated Mines

NACoal employs a business model that differs from most other coal industry participants. All but one of NACoal's contracts include "cost-plus" pricing terms under which NACoal's compensation includes reimbursement of all operating costs, plus a comparatively small but consistent amount of agreed profit on coal tons or heating units (btu) delivered. Each contract specifies the indices and mechanics by which agreed profits change over time, generally in line with broad measures of inflation. Financing for these mines is supported by, or in some instances actually provided by, their respective customers in order to minimize costs and are without recourse to NACoal or NACCO.

These mines are referred to as "unconsolidated mines" because they are not consolidated in the Company's financial statements. The pre-tax profits generated from these mines are shown separately in the Company's income statement as "Earnings of unconsolidated mines." NACoal and its customers believe strongly that the structure of these long-term contracts fully aligns long-term interests of the mine and the customer in a way that assures low costs for the customer over the long term. NACoal's analysis of historical data supports that conclusion.

NACoal entered into a new 15-year agreement in 2015 to operate a mine for the Navajo Transitional Energy Company (NTEC). Under this agreement NACoal, through a new wholly owned subsidiary named Bisti Fuels, will act as NTEC's contract miner at NTEC's Navajo Mine, a surface coal mine located within the Navajo Nation near Fruitland, New Mexico. Similar to most of NACoal's other mining agreements, the agreement with NTEC is a cost-plus arrangement, under which NTEC will reimburse Bisti for all operating costs of the mine, provide the capital required to operate the mine and pay NACoal an agreed fee per btu of heating value delivered. Production is expected to be 5 million to 6 million tons of coal per year. NTEC will deliver that coal to the third-party owners of the nearby Four Corners Generating Station.

Consolidated Mines

NACoal has a coal mine located in Mississippi that operates pursuant to a more traditional business model in which NACoal pays all operating costs and provides the capital for the mine. This mine is referred to as a "consolidated mine" because its results are consolidated in the Company's financial statements. Mississippi Lignite Mining Company (MLMC) delivers coal to a single power plant adjacent to the mine. MLMC's sales prices are not subject to spot coal market fluctuations since MLMC sells coal to its customer at a contractually agreed-upon price which adjusts monthly, primarily based on changes in the level of established indices over time. The indices include cost components such as labor and diesel fuel. The price of diesel fuel is heavily weighted among these indices. The recent substantial decline in diesel fuel prices is expected to reduce 2016 earnings as a moderate increase in tons sold and the beneficial effect of lower diesel prices on production costs will only partially



North American Coal signed a new agreement to operate a surface mine located within the Navajo Nation, near Fruitland, New Mexico. Pictured left to right are Rick Ziegler, President of NACoal's subsidiary, Bisti Fuels Company, which will operate the mine, Navajo Nation President Russell Begaye, and J.C. Butler, President and Chief Executive Officer of North American Coal.

offset the reduction in sales prices. MLMC's contract with its customer expires in 2032.

During the third quarter of 2015, NACoal's management recommended and its Board of Directors approved cessation of coal production at the Centennial Natural Resources business in Alabama by the end of 2015. The cessation of coal production at Centennial occurred during the fourth quarter of 2015, eliminating NACoal's only direct exposure to coal market price volatility. Centennial will continue to evaluate strategies to maximize cash flow, including through the sale of mineral reserves, equipment and parts inventory. However, cash expenditures related to mine reclamation at Centennial will continue until reclamation is complete or ownership of the mines is transferred. NACoal is also evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve.

Value-added Services

NACoal's "cost-plus" business model also applies to its value-added services operations. NACoal personnel operate and maintain draglines for extraction of limerock at independent customer-owned limerock quarries in Florida. This business is operated as a division of NACoal and its financial results are included in the results of consolidated operations.

NACoal also operates a coal processing system for a power plant customer pursuant to a cost-plus arrangement.

Safety and Environmental Excellence

NACoal consistently ranks among the safest and most environmentally responsible coal mining companies in the country. In 2015, the National Mining Association ranked NACoal among the safest coal mining companies in the United States based on the Mine Safety and Health Administration (MSHA) 2015 incident rate. Safety is at the very core of NACoal's culture, embedded deeply in employee training programs, operating procedures and best practices shared among all of NACoal's operations.

NACoal's permitting, mining and reclamation activities utilize state-of-the-art technology and a commitment to excellence to ensure that activities comply with, or exceed, legal requirements. Work on mine sites is performed with the greatest degree of care to ensure that land is returned to a productive natural state. Frequently, NACoal employees and their families are farmers,

ranchers and outdoorsmen who live near mining areas. They care deeply about the land, water and wildlife where they live, and are excellent stewards. As evidence of this corporate and individual commitment to the environment, NACoal's Coteau Properties Company received the inaugural 2015 Distinction in Reclamation Award. This award was given by the American Society of Mining and Reclamation for construction of a lake and reclamation of surrounding grasslands on mined land, which were donated by Coteau to the North Dakota Game and Fish Department for public use.

Strategic Initiatives and Long-term View

NACoal's unconsolidated operations, which constitute a large majority of its earnings and cash flow capabilities, provide a strong core that is central to NACoal's business model. NACoal has been very fortunate to enter into eight new agreements over the last several years to develop or operate new mines, or provide value-added services to customers. With the exception of Centennial, these arrangements have all been structured as cost-plus contracts. Camino Real began delivering coal to its customer during the fourth quarter of 2015, Coyote Creek will begin delivering coal to its customer mid-2016, and Liberty Fuels' and Bisti Fuels' customers have indicated they expect to begin accepting deliveries during the second half of 2016.

Over the longer term, NACoal's goal continues to be to increase earnings of its unconsolidated mines by approximately 50 percent from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines. Income related to a full year of deliveries at the Camino Real mine, the commencement of deliveries at the Liberty Fuels and Coyote Creek mines and income at Bisti Fuels will contribute to this goal in 2016 and beyond. However, generally low U.S. inflation rates, as reflected in typical market indices such as the Consumer Price Index and the Producer Price Index, will determine the extent to which contractual compensation at the unconsolidated mines will change year by year. Achievement of the goal to increase earnings of the unconsolidated mines by 50 percent is currently expected to occur in 2017 or 2018, but timing will depend on future inflation rates and customer demand.

At MLMC, NACoal's only operating consolidated mine, profits are determined by customer demand for coal, index-based coal prices, and actual operating costs incurred. As previously mentioned, as long as low diesel prices persist MLMC's earnings will be affected. NACoal will focus efforts on increasing sales, reducing costs and evaluating capital requirements at MLMC.

Generally, the power plants served by NACoal are lower-cost producers of electricity on their respective grids. NACoal expects to continue to be a low-cost miner of coal at existing mines and its mines in development.

Given the current unsupportive regulatory environment for developing new traditional coal-fired power plants, and based on lessons learned at Centennial, NACoal is taking an extremely disciplined approach with respect to growth. This includes thoughtful consideration of NACoal's core skills, strengths and relationships. Opportunities may exist to serve as a cost-plus contract miner for those who continue to need coal for power generation or other processes using coal. NACoal is well suited to serve as a cost-plus contract miner in non-coal mining operations, such as aggregates or other minerals. Also, strategic growth could come from projects based on new technologies that utilize coal, such as integrated gasification combined cycle power generation, and production of alternative fuels made from coal, as well as other clean coal technologies and non-traditional

products derived from coal. NACoal is working with a range of technical experts and potential partners who could help develop projects based on these technologies. However, any significant growth in domestic coal mining opportunities is largely dependent on the United States adopting a more balanced energy policy in which coal continues to play a key role, including through new coal technologies. Developing new opportunities and securing new contracts is a long-term initiative that will take time. This is a significant strategic priority at NACoal.

NACoal believes that a large majority of consumers in the United States will benefit from a domestic energy policy which balances affordability, energy needs and environmental responsibility. The company believes that, for the foreseeable future, coal must remain an integral part of the nation's total energy mix for the United States to continue to be competitive in a global economy. NACoal will continue to monitor pending regulations and legislation and will take a leadership role to help encourage reasonable regulation by the government. Importantly, NACoal expects to continue to address changes to domestic environmental regulatory requirements by working collaboratively with its customers, trade associations, representatives of regulatory bodies, and government officials.



Hamilton Beach's focus on consumer-driven innovation led to the development of the following products (clockwise from bottom right): Digital Simplicity™ Rice Cooker, Breakfast Burrito Maker, 8-Cup Food Processor, FlexBrew® Programmable Single Serve Coffee maker with Hot Water Dispenser, Set & Forget® Programmable Slow Cooker, and Easy Reach™ Convection Oven.

Overall, NACoal's attractive but unusual business model, based largely on long-term cost-reimbursable contracts, provides a solid foundation for all of the company's coal and limerock mining operations. This business model offers generally stable cash flow before financing activities with minimal capital investment, other than at MLMC, which will continue to require ongoing replacement capital. NACoal will continue to pursue growth over the next few years mainly as the company's newer mines reach full production. NACoal expects to continue its record of operational excellence in safety, environmental stewardship and production at each of its mining operations and, over time, to deliver profitability that exceeds its financial objectives.

Hamilton Beach Brands

Overview

Hamilton Beach Brands' (HBB) vision is to be a leading designer, marketer and distributor of small electric household and specialty house-wares appliances, as well as commercial products sold worldwide under preferred brand names and to achieve profitable growth from innovative solutions that improve everyday living.

HBB develops and invests in several core competencies that are critical to achieving that vision. Most importantly HBB has a culture based on a foundation of Good Thinking™. Whether

developing innovation to address consumers' unmet needs, solving a challenge in the supply chain or partnering with a retail customer, HBB's Good Thinking™ culture provides a meaningful competitive advantage. The only way to maintain that culture is by hiring and retaining talented and dedicated employees globally. In addition, HBB believes it is best in class at sourcing and logistics as well as support systems to meet the needs of retail and commercial customers. HBB pursues market and product development expertise to help ensure that its products delight consumers across the most desirable market opportunities. Finally, HBB maintains and invests in a strong brand portfolio to increase customer and consumer confidence that HBB's family of products is right for them.

Strategic Initiatives and Long-term View

HBB's vision includes delivering sales of approximately $750 million over the next three to five years by focusing on its five key strategic initiatives. As the company moves toward this target sales level, HBB expects to take advantage of increasing economies of scale to improve return on sales.

First, HBB is focused on enhancing placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support. The company's product and placement track record is strong due to innovation processes centered on understanding and meeting end-user needs and focusing on quality and best-in-class customer service. In the North American consumer market, HBB believes it has a stronger and deeper portfolio of new products than its competitors. HBB will continue to introduce new products across a wide range of brands, price points and categories in both the retail and commercial marketplace, leveraging its



Hamilton Beach Brands' Wolf Gourmet® Countertop Oven is the flagship product in a line of luxury countertop appliances created through a licensing agreement with Sub-Zero Group, Inc.

strong brand portfolio which includes Proctor Silex®, Hamilton Beach®, Weston®, Wolf Gourmet® and Jamba®.

A second area of growth opportunity is through the enhancement of online sales and communications. In the past few years, online sales of small kitchen appliances have grown significantly. During 2015, over 20 percent of small kitchen appliance category dollars were purchased online. Retailers are looking for partners that can provide not only products, but also the capabilities and support for promotion, marketing and distribution programs appropriate for the online channel. As consumers' shopping habits evolve to rely more on the Internet, HBB is focused on providing best-in-class retailer support, increasing engagement with end users, including maintaining a website that is appropriate for mobile devices, and enhancing its programs designed to make HBB the preferred partner for small appliances.

Third, HBB has increased focus and investment around our strategy to become a leader in the "only-the-best" high-end small appliance

market segment. This segment accounts for approximately one-third of the U.S. small kitchen appliance market, and the target consumer is financially strong. This "only-the-best" segment offers a strong growth opportunity in an area in which HBB has not previously participated. In 2014, HBB announced its entry into the "only-the-best" high-end small kitchen appliance market segment through multi-year licensing agreements with the Sub-Zero Group, Inc. and the Jamba Juice Company. HBB and Sub–Zero Group launched a full line of Wolf Gourmet® branded small kitchen appliances and cooking tools in 2015 for sale in high-end retail channels, in Sub-Zero and Wolf showrooms, and on the Internet. Hamilton Beach secured its lead distribution partners for the Wolf Gourmet® branded products in 2015 and expects to add additional distribution channels in 2016 both domestically and in its Canadian and Mexican markets. The company is also working with the Jamba Juice Company and launched a product line focused on blending and juicing under the Jamba® brand in 2015. HBB is pursuing other opportunities to create additional product lines that can be distributed in high-end or specialty stores and on the Internet, including the introduction of the Hamilton Beach® Professional premium line of counter-top kitchen appliances.

Fourth, HBB is focused on expanding its retail presence internationally in the emerging growth markets of Asia and Latin America by increasing product offerings designed specifically for those market needs and by expanding distribution channels and sales and marketing capabilities. While HBB has a long-standing presence in the global commercial products market, HBB's historical strength in the retail segment has been in the U.S. consumer goods market, with approximately 20 percent of its total sales occurring outside the United States in 2015. HBB's objective is to increase international sales to 35 to 45 percent of total sales by concentrating on key markets. HBB's efforts will focus on continuing to expand its established positions in Mexico, Canada, Central America and South America as well as further expanding HBB's position in the emerging markets of China and Brazil. HBB expects to pursue other markets by selectively leveraging primarily the Hamilton Beach and Wolf Gourmet brands. To achieve this growth, HBB is working to enhance its understanding of local consumers' needs, developing products to meet those needs and increasing sales and marketing resources allocated to these markets, especially in the mid- to high-end segments. HBB began selling retail products in China in 2013, and in Brazil in 2014. HBB expects to increase sales in these areas in 2016.

Fifth, while HBB has a leading position in the commercial market, it continues to focus on achieving further penetration of the global commercial market through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. HBB is enhancing its global commercial product line, particularly with new innovative juicing, blending and mixing platforms, and strengthening its food service and hospitality offerings in order to achieve further market penetration in this segment. Over the near term, HBB anticipates continuing to build distribution capabilities and resources in the international food service market, where products and services will be directed at global food service chains.

HBB made significant progress in most segments of the business in 2015. Momentum is building in its core business and from efforts resulting from its Strategic Initiatives. HBB is optimistic that it will be able to build on that momentum in the years ahead. HBB believes

it is well-positioned to continue its leadership position in the small appliance industry. Achieving its $750 million sales objective will help move the company toward achieving its near-term financial objective of 8 percent operating profit margin and its long-term financial objective of a minimum 10 percent operating profit margin in the years ahead. It also expects to continue to be a substantial generator of cash flow before financing activities, with a continued low level of capital expenditures required.

Kitchen Collection

Kitchen Collection's vision is to be a leading specialty retailer of kitchenware in outlet malls and to a lesser degree traditional malls throughout the United States. Constrained discretionary income, lower rates of household formation and increased online shopping have resulted in fewer visits to many of the malls and outlets where Kitchen Collection has store locations. In this environment, not all malls where Kitchen Collection maintains stores have been adequately profitable. Kitchen Collection closed nearly 100 stores during 2014 and 2015 due to a rigorous and strategic review of the short-term and long-term prospects of each location. As part of that process, Kitchen Collection determined it was important to focus on the Kitchen Collection brand, which resulted in the closure of all remaining Le Gourmet Chef® stores.

As the business moves into 2016, Kitchen Collection has a strong core in its Kitchen Collection® store format in outlet malls. While the company continues to optimize its store portfolio with stores in high-traffic locations in strong outlet malls, the focus is now shifting to comparable store sales growth. Kitchen Collection expects to accomplish this by increasing closure rates through continued refinement of its format, ongoing review of specific product offerings, merchandise mix, store displays and appearance and enhancing customers' store experience through improved customer interactions. A particular focus will be on increasing sales of higher-margin products. Nonetheless, at current mall and store traffic levels, reaching the company's long-term 5 percent operating profit margin target will be challenging.

Overall, Kitchen Collection is dealing with a difficult environment and evolving aggressively in a constructive manner. To achieve its vision, Kitchen Collection must increase the number of customers coming into its stores and its sale closure rate with these customers. Kitchen Collection believes its remaining stores are well-positioned to allow the company to perform at close to break-even in the current challenging environment and to take advantage of any future market rebound. The company will continue to evaluate and, as lease contracts permit, terminate or restructure leases for underperforming stores. Capital expenditures are expected to be modest, with generation of positive cash flow before financing activities expected.

Conclusion and NACCO Outlook

NACCO is a strong, multi-industry company with leading businesses in the mining and small appliances industries. The Company continues to believe HBB's growth opportunities are significant. NACCO is confident that HBB has the right strategic initiatives in place to move it closer to achieving its long-term growth and financial objectives. While growth opportunities also are significant at NACoal, they are largely based on growth at existing and newer mines. Both HBB and NACoal will be prudent in pursuing any new opportunities. Kitchen Collection's long-term prospects at this time are uncertain, but its near-term prospects are positive and should improve. NACCO is

well-positioned to support its individual businesses in the years ahead. Each subsidiary is benefitting from programs previously put in place which, when combined with the initiatives now being implemented, should improve income and return on total capital employed at each business over the next few years. In addition, the Company expects each business to generate significant cash flow before financing over time, which it expects to use mainly to pay dividends, repurchase stock, when that is an attractive investment for its shareholders, and reduce debt. Of course, NACoal and HBB will continue to look for internal and external opportunities to expand their range of activities in the long term.

In the fourth quarter of 2015, NACCO completed its $60 million Class A stock repurchase program, which had been announced in November 2013. In total, NACCO purchased approximately 1,123,000 shares of its Class A common stock for an aggregate purchase price of $60.0 million, including $24.0 million of stock purchased during 2015. Under a previous stock repurchase program, which ran from November 2011 to November 2013, the Company repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.

■ ■ ■

We would like to recognize Bob Benson, who retired from NACoal during 2015 after serving the Company in an exemplary way for over 39 years. Bob began his career with NACoal in 1976 as Senior Mining Engineer responsible for supervising facility construction and overseeing contract administration at the Falkirk Mine, which was in development. He was promoted to Production Manager of the Falkirk Mine in 1979, and named Manager of the Indian Head Mine in 1983. Bob was President of Coteau's Freedom Mine from 1990 to 1997, when he was asked to lead the construction and startup of MLMC's Red Hills Mine as its first General Manager. Bob assumed the additional role of VP, Eastern and Southern Operations in 2001, and became Executive Vice President and Chief Operating Officer of NACoal in 2005. Bob served as President and Chief Executive Officer of NACoal from 2006 to 2015. Under Bob's leadership NACoal grew significantly, with the addition of eight new mining and services contracts. We appreciate Bob's many contributions, and wish him well in retirement.

In closing, we would like to thank all of our subsidiaries' customers, retailers and suppliers, and all of NACCO's stockholders, for their continued support. Most importantly, we would also like to thank all employees of NACCO and its subsidiary companies for their continued hard work. We continue to have great confidence in the management teams leading each of our subsidiaries and the parent company, and we are confident these teams can successfully implement their respective strategic initiatives to enhance the Company's sales and profits over the next few years.

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer
NACCO Industries, Inc.

J.C. Butler, Jr.
President and Chief Executive Officer
The North American Coal Corporation

Gregory H. Trepp
President and Chief Executive Officer
Hamilton Beach Brands, Inc.
Chief Executive Officer
The Kitchen Collection, LLC

Supplemental Data

Reconciliation of 2015 and 2014 Net Income (Loss) "As reported" to Adjusted Income:

(In thousands, except per share data)

	NACoal	Consolidated	
	Year Ended 2015	Year Ended 2015	Diluted earnings per share
2015 Net Income, as reported	$ 5,619	$ 21,984	$ 3.13
Adjustments to eliminate Centennial	21,684	21,684	3.09
2015 Adjusted Income	$ 27,303	$ 43,668	$ 6.22
	Year Ended 2014	Year Ended 2014	Diluted earnings per share
2014 Net Loss, as reported	$ (50,977)	$ (38,118)	$ (5.02)
Adjustments to eliminate Centennial	78,941	78,941	10.39
2014 Adjusted Income	$ 27,964	$ 40,823	$ 5.37

Adjusted Income is a measure of income that differs from Net Income (Loss) measured in accordance with U.S. GAAP. The Company has reported Adjusted Income and Diluted earnings per share for the years ended December 31, 2015 and 2014 excluding the net effect of adjustments to eliminate Centennial. Management believes a discussion excluding these adjustments to eliminate Centennial is more reflective of NACCO's underlying business operations and enables investors to better understand the results of operations of the Company.

Calculation of Return on Capital Employed and Return on Equity:

(In thousands, except percentage data)

2015	NACoal	HBB	Kitchen Collection
2015 Average Equity (12/31/2014 and each of 2015's quarter ends)	$ 107,240	$ 51,541	$ 30,101
2015 Average Debt (12/31/2014 and at each of 2015's quarter ends)	132,308	58,870	795
2015 Average Cash (12/31/2014 and at each of 2015's quarter ends)	(2,886)	(1,373)	(4,681)
Total 2015 average capital employed	$ 236,662	$ 109,038	$ 26,215
2015 Net income (loss), as reported	$ 5,619	$ 19,749	$ (420)
Plus: 2015 Interest expense, net	4,545	1,775	131
Less: Income taxes on 2015 interest expense at 38%*	(1,727)	(675)	(50)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	$ 8,437	$ 20,849	$ (339)
Actual return on capital employed percentage[1]	3.6%	19.1%	(1.3%)
Actual return on equity percentage[2]	5.2%	38.3%	(1.4%)

Calculation of Return on Capital Employed and Return on Equity:

2014	NACoal	HBB	Kitchen Collection
2014 Average Equity (12/31/2013 and each of 2014's quarter ends)	$ 139,791	$ 53,453	$ 32,176
2014 Average Debt (12/31/2013 and at each of 2014's quarter ends)	179,841	32,284	8,126
2014 Average Cash (12/31/2013 and at each of 2014's quarter ends)	(136)	(2,783)	(1,684)
Total 2014 average capital employed	$ 319,496	$ 82,954	$ 38,618
2014 Net income (loss), as reported	$ (50,977)	$ 23,144	$ (4,603)
Plus: 2014 Interest expense, net	5,211	1,133	367
Less: Income taxes on 2014 interest expense at 38%**	(1,980)	(431)	(139)
Actual return on capital employed = actual net income (loss) before interest expense, net, after tax	$ (47,746)	$ 23,846	$ (4,375)
Actual return on capital employed percentage[1]	(14.9%)	28.7%	(11.3%)
Actual return on equity percentage[2]	(36.5%)	43.3%	(14.3%)

(1) Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company's cost of capital employed, which includes both equity and debt securities, net of cash.

(2) Return on equity is defined as net income divided by average equity.

* Tax rate of 38% represents the Company's target marginal tax rate compared with 2015's effective income tax rate of 11.4%.
** Tax rate of 38% represents the Company's target marginal tax rate compared with 2014's effective income tax rate of 50.2%.

Directors and Officers

NACCO Industries, Inc.

Directors:

Scott S. Cowen
President Emeritus, Tulane University Senior Advisor at Boston Consulting Group, Former Professor and Dean of Weatherhead School of Management at Case Western Reserve University

John P. Jumper
Retired Chief of Staff, United States Air Force

Dennis W. LaBarre
Retired Partner, Jones Day

Richard de J. Osborne
Retired Chairman and Chief Executive Officer, ASARCO Incorporated

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc. Chairman, President and Chief Executive Officer, Hyster-Yale Materials Handling, Inc.

James A. Ratner
Executive Vice President of Forest City Realty Trust, Inc.

Britton T. Taplin
Self employed (personal investments)

David F. Taplin
Self employed (tree farming)

David B. H. Williams
Partner of Williams, Bax & Saltzman, P.C.

Officers:

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

J.C. Butler, Jr.
Senior Vice President–Finance, Treasurer and Chief Administrative Officer President and Chief Executive Officer – The North American Coal Corporation

Elizabeth I. Loveman
Vice President and Controller

John D. Neumann
Vice President, General Counsel and Secretary

Miles B. Haberer
Associate General Counsel

Mary D. Maloney
Associate General Counsel, Assistant Secretary and Senior Director-Benefits & Human Resources

Gregory H. Trepp
President and Chief Executive Officer – Hamilton Beach Brands, Inc.

Jesse L. Adkins
Associate Counsel and Assistant Secretary

Thomas A. Maxwell
Director of Financial Planning and Analysis and Assistant Treasurer

Officers of Subsidiaries

The North American Coal Corporation

Alfred M. Rankin, Jr.
Chairman

J.C. Butler, Jr.
President and Chief Executive Officer

Carroll L. Dewing
Vice President-North Dakota, Texas and Florida Operations, Human Resources and External Affairs, President, The Coteau Properties Company

Michael J. Gregory
Vice President-Marketing and Special Projects

Miles B. Haberer
Associate General Counsel, Assistant Secretary and President, North American Coal Royalty Company

Mary D. Maloney
Associate General Counsel, Assistant Secretary and Senior Director-Benefits & Compensation

John D. Neumann
Vice President, General Counsel and Secretary

J. Patrick Sullivan, Jr.
Vice President and Chief Financial Officer

Harry B. Tipton III
Vice President-Engineering, and Alabama, Louisiana and Mississippi Operations

Jesse L. Adkins
Associate Counsel and Assistant Secretary

K. Donald Grischow
Treasurer, Director-Compensation and Benefits and Global Risk Management

John R. Pokorny
Controller

Hamilton Beach Brands, Inc.

Alfred M. Rankin, Jr.
Chairman

Gregory H. Trepp
President and Chief Executive Officer

Gregory E. Salyers
Senior Vice President, Global Operations

R. Scott Tidey
Senior Vice President, North America Sales and Marketing

Keith B. Burns
Vice President, Engineering and Information Technology

Dana B. Sykes
Vice President, General Counsel and Secretary

James H. Taylor
Vice President and Chief Financial Officer

Richard E. Moss
Senior Director, Finance & Treasurer

J.C. Butler, Jr.
Assistant Secretary

John D. Neumann
Assistant Secretary

D. Scott Butler
Corporate Controller

The Kitchen Collection, LLC

Alfred M. Rankin, Jr.
Chairman

Gregory H. Trepp
Chief Executive Officer

Robert O. Strenski
President

Randy L. Sklenar
Vice President, Field Operations and Human Resources

Karen E. Cyrus
Controller

L.J. Kennedy
Secretary and Treasurer

J.C. Butler, Jr.
Assistant Secretary

John D. Neumann
Assistant Secretary

Corporate Information

Annual Meeting
The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 9, 2016, at 2:30 p.m. at the corporate office located at:
5875 Landerbrook Drive, Cleveland, Ohio 44124

Form 10-K
Additional copies of the Company's Form 10-K filed with the Securities and Exchange Commission are available free of charge through NACCO Industries' website (**www.nacco.com**) or by request to:

Investor Relations
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124
(440) 229-5130

Stock Transfer Agent and Registrar
Stockholder Correspondence:
Computershare
P.O. Box 30170
College Station, TX 77842-3170

Overnight Correspondence:
Computershare
211 Quality Circle, Suite 210
College Station, TX 77845

(800) 622-6757 (U.S., Canada and Puerto Rico)
(781) 575-4735 (International)

Legal Counsel
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606

Independent Registered Public Accounting Firm
Ernst & Young LLP
950 Main Ave., Suite 1800
Cleveland, Ohio 44113

Stock Exchange Listing
The New York Stock Exchange
Symbol: NC

Investor Relations Contact
Investor questions may be addressed to:

Investor Relations
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220
Cleveland, Ohio 44124
(440) 229-5130
E-mail: **ir@naccoind.com**

NACCO Industries Website
Additional information on NACCO Industries may be found at the corporate website, **www.nacco.com**. The Company considers this website to be one of the primary sources of information for investors and other interested parties.

Subsidiary Company Websites
The websites for NACCO's subsidiaries are as follows:

Hamilton Beach Brands–U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.commercial.hamiltonbeach.com
Hamilton Beach Brands–Mexico:
www.hamiltonbeach.com.mx
Weston Brands:
www.westonproducts.com
Kitchen Collection:
www.kitchencollection.com
North American Coal:
www.nacoal.com

MIX
Paper from responsible sources
FSC® C003197

The FSC® Trademark identifies wood fibers coming from forests which have been ceritifed in accordance with the rules of the Forest Stewardship Council®.

Environmental Benefits

This Annual Report on Form 10-K is printed using post-consumer waste recycled paper and vegetable-based inks. By using this environmental paper, NACCO Industries, Inc. saved the following resources:

- 29 trees preserved for the future
- 84 lbs. water-borne waste not created
- 12,092 gal. wastewater flow saved
- 1,338 lbs. solid waste not generated
- 2,634 lbs. net greenhouse gases prevented
- 20,162,000 BTUs energy not consumed

FSC is not responsible for these calculations. Calculations per Mohawk Environmental Calculator.

NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 220 • Cleveland, Ohio 44124